FOR IMMEDIATE RELEASE January 30, 2004

ARCHER DANIELS MIDLAND REPORTS SECOND QUARTER RESULTS

Decatur, IL - January 30, 2004 - Archer Daniels Midland (NYSE: ADM)

Second quarter earnings per share were $0.34 compared with $0.20 last year as Segment Operating Profit increased to $495 million from $297 million last year.
  Oilseeds Processing earnings increased in North America and Asia and were weaker in South America and Europe.
  Corn Processing results improved in both the ethanol and corn sweetener businesses.
  Wheat Processing profits increased due to improved North American crop conditions.
  Agricultural Services results improved due to the strong performance of our balanced global grain origination and marketing system.
  Other segment operations increased as Specialty Feed Ingredients, Cocoa, and private equity investment results improved.

Financial Highlights

(Amounts in thousands, except per share data and percentages)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	12/31/03	12/31/02	% CHANGE	12/31/03	12/31/02	% CHANGE
Net sales and other operating income	$9,188,504	$7,807,382	18%	$17,156,406	$14,751,277	16%
Segment operating profit	$495,111	$297,369	66%	$791,686	$537,315	47%
Net earnings	$220,821	$131,245	68%	$371,002	$239,320	55%
Earnings per share	$0.34	$0.20	70%	$0.57	$0.37	54%
Average number of shares outstanding	646,845	646,178		645,992	647,123

"This quarter's results demonstrate the strength of ADM's global franchise. Our diverse product portfolio and global market position enabled us to deliver improved profits in each of our major lines of business."

G. Allen Andreas, Chairman and Chief Executive

Archer Daniels Midland

Discussion of Operations

Net earnings for the quarter ended December 31, 2003 were $ 221 million, or $ .34 per share, compared with $ 131 million, or $ .20 per share, last year. Net earnings for the six months ended December 31, 2003 were $ 371 million, or $ .57 per share, compared to $ 239 million, or $ .37 per share, last year. This year's results for the quarter and six months include an asset abandonment charge of $ 29 million ($ 18 million after tax, equal to $ .03 per share). Last year's quarter and six months included a gain from partial settlement of the Company's claims related to vitamin antitrust litigation of $ 25 million ($ 15 million after tax, equal to $ .02 per share) and a loss on security transactions of $ 3 million ($ 2 million after tax).

Total Segment Operating profit increased $ 198 million to $ 495 million for the quarter and increased $ 254 million to $ 792 million for the six months. Oilseed processing results increased in North America and Asia while operating margins weakened in South America and Europe. Corn Processing results improved as both ethanol and sweetener volumes and selling prices improved over prior year levels. Wheat Processing results increased as improved crop conditions in North America resulted in improved volumes and production yields. Agricultural Services results improved due to the performance of our balanced global grain origination and marketing systems. With varied crop conditions around the world this year and solid worldwide demand for grains and feedstuffs, our global marketing operations performed well. Strong demand for transportation also contributed to the earnings gain. The Other segment increased due primarily to improved earnings of Specialty Feed Ingredients, Cocoa and our private equity investments.

The increase in Corporate expense was due primarily to LIFO inventory valuation charges of $ 53 million for the quarter and $ 61 million for the six months. Last year's six months included a LIFO inventory valuation charge of $ 11 million.

Conference Call Information

Archer Daniels Midland will hold a conference call to discuss second quarter results at 10:00 a.m. Central Time on January 30, 2004. To listen by phone, dial 703-464-5617 or 800-565-8107, no access code is required. Digital replay of the call will be available for seven days beginning on Friday, January 30, 2004 approximately 2 hours after the call and ending on February 6, 2004 at 11:59 p.m. CST. To access this replay, dial 703-925-2533 or 888-266-2081 and enter access code: 360945. To listen to a live broadcast via the Internet, please access the ADM Web site at http://www.admworld.com/eng/ir/financial.asp. A replay will be available on ADM's Web site for approximately 20 days.

Archer Daniels Midland Company (ADM) is a world leader in agricultural processing. ADM is one of the world's largest processors of soybeans, corn, wheat and cocoa. ADM is also a leader in the production of soy meal and oil, ethanol, corn sweeteners and flour. In addition, ADM produces value-added food and feed ingredients. Headquartered in Decatur, Illinois, ADM has over 26,000 employees, more than 270 processing plants and net sales for the fiscal year ended June 30, 2003 of $30.7 billion. Additional information can be found on ADM's Web site at http://www.admworld.com.

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Contacts:
Brian Peterson Senior Vice President, Corporate Affairs 217/424-5413	Dwight Grimestad Vice President, Investor Relations 217/424-4586

(Financial Tables Follow)
January 30, 2004

ARCHER DANIELS MIDLAND COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	Three months ended		Six months ended
	December 31,		December 31,
	2003	2002	2003	2002
	(in thousands, except per share amounts)

Net sales and other operating income	$9,188,504	$7,807,382	$17,156,406	$14,751,277
Cost of products sold	8,584,210	7,316,495	16,098,358	13,840,407
	----------------	----------------	----------------	----------------
Gross profit	604,294	490,887	1,058,048	910,870
Selling, general and administrative expenses	265,641	246,197	497,437	462,342
Other expense - net	18,624	55,848	22,928	104,182
	----------------	----------------	----------------	----------------
Earnings before income taxes	320,029	188,842	537,683	344,346
Income taxes	99,208	57,597	166,681	105,026
	----------------	----------------	----------------	----------------
Net earnings	$220,821	$131,245	$371,002	$239,320
	=========	=========	=========	=========
Basic and diluted earnings per common share	$0.34	$0.20	$0.57	$0.37
	=========	=========	=========	=========
Average number of shares outstanding	646,845	646,178	645,992	647,123
	=========	=========	=========	=========

Other expense - net consists of:
Interest expense	$89,949	$95,293	$172,993	$179,813
Investment income	(25,448)	(29,078)	(53,749)	(62,768)
Net (gain) loss on marketable securities Transactions	(256)	2,704	(1,424)	2,678
Equity in (earnings) losses of Unconsolidated affiliates	(53,355)	(9,278)	(96,649)	(10,582)
Other - net	7,734	(3,793)	1,757	(4,959)
	----------------	----------------	----------------	----------------
	$18,624	$55,848	$22,928	$104,182
	=========	=========	=========	=========

Operating profit by segment is as follows:
Oilseeds Processing	$120,883	$102,724	$188,713	$179,098
Corn Processing	137,617	71,317	222,173	155,256
Wheat Processing	23,958	18,821	49,772	38,706
Agricultural Services (1)	106,335	34,959	149,184	75,072
Other (1) (2)	106,318	69,548	181,844	89,183
	----------------	----------------	----------------	----------------
Total segment operating profit	495,111	297,369	791,686	537,315
Corporate (1)	(175,082)	(108,527)	(254,003)	(192,969)
	----------------	----------------	----------------	----------------
Earnings before income taxes	$320,029	$188,842	$537,683	$344,346
	=========	=========	=========	=========

(1) Fiscal 2004 second quarter and six months results include a charge for abandonment and write down of long lived assets of: Agricultural Services ($ 5 million), Other ($ 10 million), and Corporate ($ 14 million).

(2) Fiscal 2003 second quarter and six months results includes partial settlements of the Company's claims related to vitamin antitrust litigation of $25 million.

January 30, 2004

ARCHER DANIELS MIDLAND COMPANY
SUMMARY OF FINANCIAL CONDITION
(unaudited)
	December 31, 2003	June 30, 2003
	(in thousands)

NET INVESTMENT IN
Working capital	$5,918,362	$4,584,756
Property, plant and equipment	5,332,884	5,468,716
Investments in and advances to affiliates	1,775,193	1,763,453
Long-term marketable securities	1,023,802	818,016
Other non current assets	778,928	710,837
	-----------------------	-----------------------
	$14,829,169	$13,345,778
	==============	==============

FINANCED BY
Short-term debt	$2,102,627	$1,279,483
Long-term debt, including current maturites	3,895,344	3,903,175
Deferred liabilities	1,225,316	1,093,923
Shareholders' equity	7,605,882	7,069,197
	-----------------------	-----------------------
	$14,829,169	$13,345,778
	==============	==============

SUMMARY OF CASH FLOWS
(unaudited)
	Six Months Ended
	December 31
	2003	2002
	(in thousands)
Operating activities
Net earnings	$371,002	$239,320
Depreciation and amortization	340,878	309,024
Asset abandonment	29,268	-
Other	52,093	150,925
Changes in working capital	(1,261,348)	(895,590)
	-----------------------	-----------------------
Total Operating Activities	(468,107)	(196,321)
Investing Activities
Purchases of property, plant and equipment	(226,095)	(199,366)
Net assets of businesses acquired	(53,616)	(381,590)
Other investing activities	(191,991)	(113,196)
	-----------------------	-----------------------
Total Investing Activities	(471,702)	(694,152)
Financing Activities
Long-term borrowings	2,646	493,270
Long-term debt payments	(20,504)	(24,252)
Net borrowings (payments) under lines of credit	811,612	683,812
Purchases of treasury stock	(3,980)	(81,242)
Cash dividends	(77,799)	(77,875)
	-----------------------	-----------------------
Total Financing Activities	711,975	993,713
	-----------------------	-----------------------
Increase in cash and cash equivalents	(227,834)	103,240
Cash and cash equivalents beginning of period	764,959	526,115
	-----------------------	-----------------------
Cash and cash equivalents end of period	$537,125	$629,355
	==============	==============